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                                                                EXHIBIT (a)(8)



COOPER RIVER PROPERTIES, L.L.C.
P.O. Box 19059
Greenville, SC 29602

CONTACT:       Edward McCarthy of Beacon Hill Partners, Inc.
               (212) 843-8500


FOR IMMEDIATE RELEASE


                           COOPER RIVER ANNOUNCEMENT

         GREENVILLE, SOUTH CAROLINA, October 5, 1998--Cooper River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in Angeles Income Properties, Ltd. III, Angeles Income Properties, Ltd. IV, Angeles Opportunity Properties, Ltd., Angeles Partners IX and Angeles Partners XI. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Friday, October 16, 1998. The offers were previously scheduled to expire at 5:00 p.m. on Friday, October 2, 1998.

         Cooper River reported, based on information provided by the depositary for the offers, that as of the close of business on October 2, 1998, approximately 10,563 interests had been tendered pursuant to the Angeles Income Properties, Ltd. III offer, approximately 11,671 interests had been tendered pursuant to the Angeles Income Properties, Ltd. IV offer, approximately 850 interests had been tendered pursuant to the Angeles Opportunity Properties, Ltd. offer, approximately 1,247 interests had been tendered pursuant to the Angeles Partners IX offer and approximately 8,358 interests had been tendered pursuant to the Angeles Partners XI offer.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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